                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /


Check the appropriate box:

/ /  Preliminary Proxy Statement


/X/  Definitive Proxy Statement


/X/  Definitive Additional Materials

/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                              MICROSOFT CORPORATION
      ------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              MICROSOFT CORPORATION
      ------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ /  $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1) Title of each class of securities to which transaction applies:

        --------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

        --------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        --------------------------------------------------------------

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

             $125
        ---------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

             Preliminary Proxy Statement
        ---------------------------------------------

    (3) Filing Party:

             Microsoft Corporation
        ---------------------------------------------

    (4) Date Filed:

             September 8, 1994
        ---------------------------------------------

- - ---------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

     Microsoft Corporation         Tel 206 882 8080
     One Microsoft Way             Telex 16050
     Redmond, WA 98052-6399        Fax 206 936 7329

                                                                [MICROSOFT LOGO]

                                    October 28, 1994

Dear SOFTIMAGE Shareholder:

In June of this year Microsoft Corporation completed its acquisition of SOFTIMAGE Inc. As a result of that transaction you received .456 of a SOFTIMAGE Exchangeable Share for each of your SOFTIMAGE Common Shares.

As a holder of SOFTIMAGE Exchangeable Shares you have the right to direct the voting of an equivalent number of Microsoft Common Shares. Enclosed are proxy materials for the Microsoft Annual Shareholder Meeting to be held on October 28, 1994. The proxy statement describes the matters to be voted on at the meeting. Please complete, sign, and date the proxy card and return it in the envelope provided.

Microsoft and its transfer agent, First Interstate Bank, have received numerous questions regarding the SOFTIMAGE Exchangeable Shares. The rights and tax consequences related to these shares and the procedures for exchanging both the SOFTIMAGE Common Shares and SOFTIMAGE Exchangeable Shares are described in the SOFTIMAGE Proxy Statement which was previously mailed to you in May of this year. If you would like another copy of the SOFTIMAGE Proxy Statement or have any questions, please contact Dee Henderson at 206-292-3366.

SOFTIMAGE Exchangeable Shares can be exchanged for Microsoft Common Shares at any time on a one-for-one basis.

If your SOFTIMAGE Exchangeable Shares are held by your stockbroker and you want to exchange them for Microsoft Common Shares you should contact your broker, and the brokerage firm will handle the exchange.

If you have SOFTIMAGE Exchangeable Share certificates in your possession and you want to exchange them for Microsoft Common Shares you should complete the back of each certificate where indicated and send it to the exchange agent/transfer agent, First Interstate Bank, P.O. Box 4177, Woodland Hills, CA 91365. If you have any questions regarding the mechanics of the exchange please contact Dee Henderson.

The exchange of SOFTIMAGE Exchangeable Shares for Microsoft Common Shares may have tax consequences to you, as explained in the SOFTIMAGE Proxy Statement. Please consult with your tax advisor.

If you had not yet received either SOFTIMAGE Exchangeable Shares or Microsoft Common Shares please contact Dee Henderson and request a letter of transmittal.

                                    Very truly yours,

                                    Microsoft Corporation

                                    [Facsimile Signature]

                                    William H. Neukom
                                    Senior Vice President, Law & Corporate
                                    Affairs
     Microsoft Corporation is an equal opportunity employer.

                                [MICROSOFT LOGO]


                                                              September 27, 1994


Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders of Microsoft Corporation which will be held at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington, on October 28, 1994, at 8:00 a.m. I look forward to greeting as many of our shareholders as possible.

     Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

     Whether or not you attend it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

                                          Sincerely,

                                          [Facsimile Signature]

                                          William H. Gates
                                          Chairman and Chief Executive Officer

                             MICROSOFT CORPORATION
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 28, 1994

To The Shareholders:

     The annual meeting of the shareholders of Microsoft Corporation will be held at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington, on October 28, 1994, at 8:00 a.m. for the following purposes:

          1.  To elect directors.

          2. To approve a proposal to authorize the Company to issue up to 100,000,000 shares of preferred stock.

          3. To ratify the selection of Deloitte & Touche as the independent public auditors of the Company for the current fiscal year.

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on September 9, 1994 are entitled to notice of, and to vote at, this meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                  [Facsimile Signature]

                                               William H. Neukom, Secretary

Redmond, Washington

September 27, 1994


                                    IMPORTANT

        WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, WE URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSES AND EXTRA WORK OF ADDITIONAL SOLICITATION. AN ADDRESSED ENVELOPE FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES IS ENCLOSED FOR THAT PURPOSE. SENDING IN YOUR PROXY WILL NOT PREVENT YOU FROM VOTING YOUR STOCK AT THE MEETING IF YOU DESIRE TO DO SO, AS YOUR PROXY IS REVOCABLE AT YOUR OPTION.

                             MICROSOFT CORPORATION
                               ONE MICROSOFT WAY
                           REDMOND, WASHINGTON 98052

                       PROXY STATEMENT FOR ANNUAL MEETING
                                OF SHAREHOLDERS
                          TO BE HELD OCTOBER 28, 1994


     This Proxy Statement, which was first mailed to shareholders on September 27, 1994, is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation (the "Company"), to be voted at the annual meeting of the shareholders of the Company, which will be held at 8:00 a.m. on October 28, 1994, at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shareholders who execute proxies retain the right to revoke them at any time prior to the exercise of the powers conferred thereby, by delivering a signed statement to the Secretary of the Company at or prior to the annual meeting or by executing another proxy dated as of a later date. The cost of solicitation of proxies is to be borne by the Company.



     Shareholders of record at the close of business on September 9, 1994 will be entitled to vote at the meeting on the basis of one vote for each share held. On September 9, 1994, there were 580,345,861 shares of common stock outstanding, held of record by 27,320 shareholders.


1. ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

     Seven directors are to be elected at the annual meeting, to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. It is intended that the accompanying proxy will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill any such vacancy.

NOMINEES

     William H. Gates, 38, was a founder of the Company and has been its Chief Executive Officer and Chairman of the Board since the Company's predecessor partnership was incorporated in 1981. From 1975 to 1981, Mr. Gates was a partner with Paul Allen, Microsoft's other founder, in the predecessor partnership.

     Paul G. Allen, 41, has been a director of the Company since 1990. Mr. Allen was a founder of the Company and worked at Microsoft from 1975 to 1984. He was previously a director of the Company from its inception in 1981 through 1984. Mr. Allen owns and invests in a suite of companies which promote the potential of multimedia digital communications. His companies include Asymetrix Corporation and Starwave Corporation of Bellevue, Washington and Interval Research Corporation of Palo Alto, California. He is also a director of Egghead, Inc.

     Richard A. Hackborn, 57, was appointed to the Board of Directors at its August 1994 meeting. Mr. Hackborn retired in 1993 from Hewlett-Packard Company, which designs, manufactures, and services electronic products and systems for measurement, computation, and communications, and currently serves on that company's Board of Directors. From 1990 to 1993, he was Hewlett-Packard's Executive Vice President, Computer Products Organization, and from 1984 through 1990, he was its Vice President and General Manager, Peripherals Group.

     David F. Marquardt, 45, has been a director of the Company since 1981. Since 1980, he has been a general partner of TVI Management, TVI Management-2, TVI Management-3, and TVI Management-4, which are, respectively, the general partners of Technology Venture Investors, Technology Venture Investors-2, Technology Venture Investors-3, and Technology Venture Investors-4, private venture capital limited partnerships. He is also a director of Auspex Systems, Inc., Parallan Computer, Inc., and a number of privately held companies.

     Robert D. O'Brien, 80, has been a director of the Company since 1986. He was Chairman of the Board of PACCAR, Inc. between 1965 and 1978. Between 1974 and 1983, Mr. O'Brien was Chairman of the Board of Univar Corporation and he served on that Board between 1966 and 1985.

     William G. Reed, Jr., 55, has been a director of the Company since 1987. From 1971 to 1986, Mr. Reed was Chairman of the Board of Simpson Timber Company, a forest products company. Since 1986, Mr. Reed has served as Chairman of the Board of Simpson Investment Company, a forest products holding company which is the parent of Simpson Timber Company. He is also a director of Safeco Corporation and Washington Mutual Savings Bank.

     Jon A. Shirley, 56, served as President and Chief Operating Officer of Microsoft from 1983 to 1990. He has been a director of the Company since 1983. Prior to joining Microsoft, Mr. Shirley was Vice President, Computer Merchandising at Tandy Corporation. In addition, Mr. Shirley held a variety of positions with Tandy Corporation from 1958 to 1983 in sales, merchandising, manufacturing, and international operations. Mr. Shirley also serves on the Board of Directors of Mentor Graphics Corporation.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors has an Audit Committee and a Compensation Committee. There is no standing nominating committee. Messrs. O'Brien, Reed, and Shirley serve on the Audit Committee, which meets with financial management, the internal auditors, and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. Messrs. Marquardt, O'Brien, and Reed serve on the Compensation Committee, which reviews the compensation of the Chief Executive Officer and other officers of the Company, reviews executive bonus plan allocations, and grants stock options to officers and employees of the Company under its stock option plan.

     The Audit Committee met four times during fiscal 1994. The Compensation Committee met three times. The entire Board of Directors met five times during the last fiscal year. All directors attended 75% or more of the aggregate number of Board meetings and committee meetings.

     Messrs. Gates, Allen and Marquardt receive no cash compensation for serving on the Board except for reimbursement of reasonable expenses incurred in attending meetings. Messrs. Hackborn, O'Brien, Reed, and Shirley are each paid $8,000 per year plus $1,000 for each Board meeting and $500 for each committee meeting they attend. During fiscal 1994, Messrs. Allen, Marquardt, O'Brien, Reed, and Shirley each received options to purchase 5,000 shares of the Company's common stock. The exercise price of the options was the market price of the underlying common stock on the date of grant.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Company's common shares by the nominees for directors, the Company's Chief Executive Officer and the four other highest paid executive officers, and the directors and executive officers as a group.


                                                    AMOUNT AND NATURE OF
                                                    BENEFICIAL OWNERSHIP
                                                     OF COMMON SHARES AS
                          NAMES                         OF 9/9/94(1)          PERCENT OF CLASS
        ------------------------------------------  ---------------------     ----------------
        William H. Gates..........................       142,664,088(2)             24.6%
        Paul G. Allen.............................        57,233,020(3)              9.9
        Richard A. Hackborn.......................                 0                   *
        David F. Marquardt........................           326,244(4)                *
        Robert D. O'Brien.........................           180,592(5)                *
        William G. Reed, Jr.......................           213,200(6)                *
        Jon A. Shirley............................         1,791,748(7)              0.3
        Steven A. Ballmer.........................        29,952,764(2)              5.2
        Michael J. Maples.........................           118,741(8)                *
        Joachim Kempin............................               280                   *
        Bernard R. Vergnes........................           462,750(9)                *
        Executive Officers and Directors
          as a Group (35 Persons).................       238,309,914(10)            40.7


- - ---------------


  *  Less than 0.1%.


 (1) Beneficial ownership represents sole voting and investment power. To the Company's knowledge, the only shareholders who beneficially owned more than 5% of the outstanding common shares as of September 10, 1994, were Messrs. Gates, Allen, and Ballmer.

 (2) The business address for Messrs. Gates and Ballmer is: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052.


 (3) Includes 135,000 shares which may be purchased within 60 days of September 9, 1994, pursuant to outstanding stock options. Mr. Allen's business address is: The Paul Allen Group, 110 -- 110th Avenue N.E., Suite 530, Bellevue, Washington 98004.



 (4) Includes 90,000 shares which may be purchased within 60 days of September 9, 1994, pursuant to outstanding stock options.



 (5) Includes 55,764 shares held by RDOB Limited Partnership, a family limited partnership, of which Mr. O'Brien is one of three general partners, and includes 90,000 shares which may be purchased within 60 days of September 9, 1994, pursuant to outstanding stock options.



 (6) Includes 90,000 shares which may be purchased within 60 days of September 9, 1994, pursuant to outstanding stock options.



 (7) Includes 10,020 shares held by Mr. Shirley as trustee under trusts for two grandsons and 90,000 shares which may be purchased within 60 days of September 9, 1994, pursuant to outstanding stock options.



 (8) Includes 97,500 shares which may be purchased within 60 days of September 9, 1994, pursuant to outstanding stock options.



 (9) Includes 146,250 shares which may be purchased within 60 days of September 9, 1994, pursuant to outstanding stock options.



(10) Includes 4,615,230 shares which may be purchased by officers and directors within 60 days of September 9, 1994, pursuant to outstanding stock options.

              INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

CASH COMPENSATION

     The following table discloses compensation received for the three fiscal years ended June 30, 1994, by the Company's Chief Executive Officer and the four most highly paid executive officers ("Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                   ANNUAL             ------------
                                                COMPENSATION           SECURITIES
                                            ---------------------      UNDERLYING         ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR      SALARY      BONUS(1)      OPTIONS(#)      COMPENSATION(2)
   ---------------------------     ----     --------     --------     ------------     ---------------
William H. Gates                   1994     $275,000     $182,545              0                 0
  Chairman of the Board            1993      266,660      151,580              0                 0
  and Chief Executive              1992      175,000      110,296              0                 0
  Officer; Director
Steven A. Ballmer                  1994      238,750      188,112              0            $4,722
  Executive Vice                   1993      220,916      146,520              0             5,099
  President, Sales and             1992      174,250      129,735              0             4,553
  Support
Michael J. Maples                  1994      238,750      253,112              0             4,722
  Executive Vice                   1993      223,333      211,520        200,000             4,664
  President, Products              1992      203,750      221,179         60,000             3,075
Joachim Kempin                     1994      187,667      177,745         50,000             4,917
  Senior Vice President,           1993      160,750      143,000         40,000             4,589
  OEM Sales Division               1992      145,916      120,931         60,000             2,936
Bernard P. Vergnes                 1994      300,481      196,885         40,000                 0
  Senior Vice President,           1993      322,433       91,523         50,000                 0
  Microsoft; President             1992      255,655      151,739         60,000                 0
  of Microsoft Europe

- - ---------------

(1) The amounts disclosed in the Bonus column were all awarded under the Company's Executive Bonus Plan. Amounts disclosed for Mr. Maples also include payments of $65,000 each year pursuant to a signing bonus arranged upon employment with the Company.

(2) The amounts disclosed in this column include only Company contributions under the Company's 401(k) plan.

COMPENSATION PURSUANT TO STOCK OPTIONS

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information on option grants in fiscal 1994 to the Named Executive Officers.

                                            INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                          ------------------------------------------------------              VALUE AT
                            NUMBER OF      PERCENT OF                               ASSUMED ANNUAL RATES OF STOCK
                           SECURITIES     TOTAL OPTIONS                             PRICE APPRECIATION FOR OPTION
                           UNDERLYING      GRANTED TO     EXERCISE                             TERM(2)
                             OPTIONS      EMPLOYEES IN      PRICE     EXPIRATION   -------------------------------
       NAME               GRANTED(#)(1)    FISCAL YEAR    ($/SHARE)      DATE      0%($)     5%($)        10%($)
       ----               -------------   -------------   ---------   ----------   -----   ----------   ----------
William H. Gates........           0          0.00%              0       N/A        0               0            0
Steven A. Ballmer.......           0          0.00%              0       N/A        0               0            0
Michael J. Maples.......           0          0.00%              0       N/A        0               0            0
Joachim Kempin..........      50,000          0.19%         $37.00    Jul. 2003     0      $1,163,455   $2,948,424
Bernard P. Vergnes......      40,000          0.15%          37.00    Jul. 2003     0         930,764    2,358,739

- - ---------------

(1) All options listed were granted pursuant to the 1991 Stock Option Plan. Option exercise prices are generally at the market price when granted; the options have a term of 10 years and vest over 54 months. The exercise price and federal tax withholding may be paid in cash or with shares of Microsoft stock already owned.

(2) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. By way of comparison, using the same assumed annual rates of stock price appreciation over the ten-year term of the stock options set forth above, all Microsoft shareholders would realize the following increases in the market value of their stock: $0 (0% appreciation); $13.5 billion (5% annual appreciation); and $34.3 billion (10% annual appreciation). Microsoft management has consistently cautioned shareholders and option holders that such increases in values are based on speculative assumptions and should not inflate expectations of the future value of their holdings.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information on option exercises in fiscal 1994 by the Named Executive Officers and the value of such officers' unexercised options at June 30, 1994.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                               SHARES                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              ACQUIRED       VALUE          FISCAL YEAR-END(#)            FISCAL YEAR-END($)
                             ON EXERCISE    REALIZED    ---------------------------   ---------------------------
        NAME                     (#)          ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----                 -----------   ----------   -----------   -------------   -----------   -------------
William H. Gates...........          0              0           0              0                0              0
Steven A. Ballmer..........          0              0           0              0                0              0
Michael J. Maples..........          0              0      65,000        180,000       $1,346,875     $3,575,000
Joachim Kempin.............     88,000     $2,385,000           0        128,000                0      2,854,500
Bernard P. Vergnes.........          0              0     132,500        107,500        5,316,563      2,177,188

                   REPORT OF THE MICROSOFT CORPORATION BOARD
                      OF DIRECTORS COMPENSATION COMMITTEE

     The Microsoft Corporation employee compensation policy is to offer a package including a competitive salary, an incentive bonus based upon individual performance goals, competitive benefits, and an efficient workplace environment. The Company also encourages broad-based employee ownership of Microsoft stock through stock option and stock purchase programs in which all employees are eligible to participate.

     The Company's compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.

     The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus financial performance goals, bonus plan allocations, and stock option grants. The Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

     Executive officers of the Company are paid salaries in line with their responsibilities. These salaries are structured to be within the median range of salaries paid by competitors in the computer industry. (In the performance graph which immediately follows this report, the Company's performance is compared to that of the Nasdaq Computer & Data Processing Services (C&DPS) Index. Competitors considered relevant for salary comparison purposes do not include some companies included in the C&DPS Index and include some companies that are not in the index.) Executive officers also participate in the Executive Bonus Plan. Each officer is eligible to receive a discretionary bonus of up to 15% of base salary based upon individually established performance goals. Officers are also eligible for financial performance bonuses of up to 90% of base salary, with amounts based on a graduated formula which takes into account predetermined corporate revenue and profit goals and, in the case of officers with profit and loss responsibility, group revenue and profit goals. The maximum total bonus under the Executive Bonus Plan is 105% of base salary. The Compensation Committee establishes aggressive revenue and profit goals as an incentive for superior individual, group, and corporate performance. Likewise, stock option grants to officers (and other employees) promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants.


     As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. In August 1993, the Internal Revenue Code was amended to impose a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. The Company's stock option plan has been amended with the intent that all compensation attributable to stock option exercises should qualify as deductible performance-based compensation. The Committee currently believes that the Company should be able to continue to manage its executive compensation program to preserve federal income tax deductions.


     The Compensation Committee annually reviews and approves the compensation of William H. Gates, the Chief Executive Officer. Mr. Gates also participates in the Executive Bonus Plan, with his bonus tied to corporate revenue and profit goals, but does not participate in the individual performance portion of the Executive Bonus Plan. His maximum possible bonus is 90% of his base salary. The Committee believes Mr. Gates is paid a reasonable salary, and his bonus is based on the same corporate financial goals as the other officers of the Company. Mr. Gates is the only employee of the Company not eligible for stock options. Since Mr. Gates is a significant shareholder in the Company, his rewards as CEO reflect increases in value enjoyed by all other shareholders.

COMPENSATION COMMITTEE

David F. Marquardt

Robert D. O'Brien

William G. Reed, Jr.

                               PERFORMANCE GRAPH

     Note: Microsoft Management consistently cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG MICROSOFT CORPORATION, S&P 500 INDEX, AND NASDAQ COMPUTER & DATA PROCESSING SERVICES (C&DPS) INDEX

      MEASUREMENT PERIOD           MICROSOFT      S&P 500 IN-    NASDAQ C&DPS
    (FISCAL YEAR COVERED)         CORPORATION         DEX            INDEX
1989                                       100             100             100
1990                                       287             113             161
1991                                       386             117             170
1992                                       594             128             234
1993                                       747             142             299
1994                                       876             140             300

     The Company's common stock was added to the S&P 500 Index in June 1994, and as a result the S&P 500 Stock Index is used in the above table instead of the index used last year, the Nasdaq U.S. & Foreign Index. For the Nasdaq U.S. & Foreign Index, the five-year cumulative total return was $174 for $100 invested at the beginning of 1989.

CERTAIN TRANSACTIONS

     Craig J. Mundie, an officer of the Company, was loaned $250,000 when he accepted employment with the Company in February 1993, in order to assist him in relocating to Redmond. The note bears interest at 6.5% per annum and is due February 1998, with accelerated payments based on a stock option exercise schedule. As of June 30, 1994, the total amount of principal and interest due on the note was $271,918.

     In February 1994, the Company paid $2,792,000 to acquire certain assets and rights from Continuum Products Corporation, a Washington corporation ("Continuum"), substantially all of the stock of which is owned by William H. Gates, Chairman of the Company. The terms and conditions of the transaction were approved by a special committee of the Board of Directors consisting of Messrs. Allen, Marquardt, and Shirley. The assets purchased consist of hardware, software, and intellectual property developed or acquired by Continuum over several years.

STOCK OWNERSHIP AND TRADING REPORTS

     Michel Lacombe and Rolf Skoglund became officers of the Company in April 1994. Their Form 3 filings were made five days late. Form 4 filings reporting transactions for January 1994 were filed four days late by the following officers and directors, due to severe weather conditions which disrupted overnight delivery services to Washington, D.C. on February 9-10, 1994: Paul G. Allen, David L. Fulton, Gary E. Gigot, Joachim Kempin, Jeffrey S. Raikes, and William G. Reed., Jr.

2. AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE 100,000,000 SHARES OF PREFERRED STOCK

     On August 12, 1994, the Company's Board of Directors approved an amendment to the Company's Restated Articles of Incorporation that would authorize the Company to issue, from time to time, as determined by the Board of Directors, up to 100,000,000 shares of preferred stock, $.01 par value per share ("Preferred Shares").

     If the proposed amendment is approved, the Board of Directors would be empowered, without the necessity of further action or authorization by the Company's shareholders (unless such action or authorization is required in a specific case by applicable laws or regulations or stock exchange rules), to authorize the issuance of the Preferred Shares from time to time in one or more series or classes, and to fix by resolution the designations, preferences, limitations, and relative rights of each such series or class. Each series or class of Preferred Shares could, as determined by the Board of Directors at the time of issuance, rank, with respect to dividends and redemption and liquidation rights, senior to the Company's shares of common stock, $.00005 par value per share ("Common Shares"). No preferred stock is presently authorized by the Company's Restated Articles of Incorporation.

     The Preferred Shares will provide authorized and unissued shares of preferred stock which may be used by the Company for any proper corporate purpose. Such purpose might include, without limitation, issuance as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties, or issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations. There are no transactions presently under review by the Board of Directors which contemplate the issuance of Preferred Shares.

     It is not possible to state the precise effects of the authorization of the Preferred Shares upon the rights of the holders of the Company's Common Shares until the Board of Directors determines the respective preferences, limitations, and relative rights of the holders of each class or series of the Preferred Shares. However, such effects might include: (a) reduction of the amount otherwise available for payment of dividends on Common Shares, to the extent dividends are payable on any issued Preferred Shares; (b) restrictions on dividends on the Common Shares; (c) dilution of the voting power of the Common Shares to the extent that the Preferred Shares had voting rights; (d) conversion of the Preferred Shares into Common Shares at such prices as the Board determines, which could include issuance at below the fair market value or original issue price of the Common Shares; and (e) the holders of Common Shares not being entitled to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to holders of the Preferred Shares.

     Although the Board of Directors would authorize the issuance of additional Preferred Shares based on its judgment as to the best interests of the Company and its shareholders, the issuance of authorized Preferred Shares could have the effect of diluting the voting power per share and could have the effect of diluting the book value per share of the outstanding Common Shares. In addition, the Preferred Shares could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if Preferred Shares were issued in response to a potential takeover. In addition, issuances of authorized Preferred Shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the Company more difficult or more costly. Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the shareholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the shareholders, and could enhance the ability of officers and directors to retain their positions.

     If the amendment is authorized, Article IV of the Company's Restated Articles of Incorporation will be amended to read as follows:

          4.1 The total number of shares of stock which the Corporation shall have authority to issue is 2,100,000,000 shares, which shall consist of 2,000,000,000 shares of common stock, $.00005 par value per share ("Common Shares") and 100,000,000 shares of preferred stock, $.01 par value per share

     ("Preferred Shares"). Except as otherwise provided in accordance with these Articles of Incorporation, the Common Shares shall have unlimited voting rights, with each share being entitled to one vote, and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a pro rata basis.

          4.2 The Board of Directors is hereby authorized from time to time, without shareholder action, to provide for the issuance of Preferred Shares in one or more series not exceeding in the aggregate the number of Preferred Shares authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to Preferred Shares of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Shares of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Shares of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Shares of any series to convert or exchange such Preferred Shares of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

          4.3 Before the Corporation shall issue any Preferred Shares of any series, Articles of Amendment or Restated Articles of Incorporation, fixing the voting powers, designations, preferences, the relative, participating, option, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the Preferred Shares of such series, and the number of Preferred Shares of such series authorized by the Board of Directors to be issued shall be filed with the secretary of state in accordance with the Washington Business Corporation Act ("WBCA") and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

     There are currently 2,000,000,000 Common Shares authorized under the Company's Restated Articles of Incorporation. The proposed amendment would not change the number of Common Shares currently authorized.

VOTE REQUIRED AND BOARD RECOMMENDATION

     The affirmative vote of holders of a majority of the Common Shares entitled to vote at the meeting is required to approve the proposed amendment. If the amendment is not approved by the shareholders, the Company's Restated Articles of Incorporation, which do not authorize the issuance of any Preferred Shares, will continue in effect. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

3.  RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors will request that the shareholders ratify its selection of Deloitte & Touche, Certified Public Accountants, as independent public auditors for the Company for the current fiscal year. If the shareholders do not ratify the selection of Deloitte & Touche, another firm of certified public accountants will be selected as independent public auditors by the Board of Directors.

     Representatives of Deloitte & Touche will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the Annual Meeting on October 27, 1995 must be received by the Company no later than June 9, 1995 to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

SOLICITATION OF PROXIES

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. Also, W.F. Doring & Co. may solicit proxies at an approximate cost of $12,500 plus reasonable expenses. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

VOTING TABULATION

     Vote Required: Under the Washington Business Corporation Act ("WBCA"), the election of the Company's Directors requires a plurality of the votes represented in person or by proxy at the meeting and the other proposals described in the accompanying Notice to Shareholders require that the votes in favor exceed the votes against the proposal. Votes cast by proxy or in person at the meeting will be tabulated by First Interstate Bank of Washington, N.A.

     Effect of an Abstention and Broker Non-Votes: A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients' proxies in their own discretion, except as to certain matters such as Proposal 2 relating to the amendment of the Restated Articles of Incorporation to authorize the issuance of Preferred Shares. Broker non-votes will be included in determining the presence of a quorum. Shares held by a broker who does not receive instructions with respect to Proposal 2 will not be voted. Thus, a broker non-vote will generally have the effect of neither a vote in favor of nor against the proposal. However, abstentions or broker non-votes by shareholders who otherwise favor Proposal 2 could, in the event of a negative or tie vote on Proposal 2, have the effect of contributing to the defeat of the proposal.

OTHER MATTERS

     The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business which may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.


     DATED: Redmond, Washington, September 27, 1994.


        A COPY OF THE COMPANY'S FORM 10-K REPORT FOR FISCAL YEAR 1994, CONTAINING INFORMATION ON OPERATIONS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST. PLEASE WRITE
        TO:

                                          INVESTOR RELATIONS DEPARTMENT
                                          MICROSOFT CORPORATION
                                          ONE MICROSOFT WAY
                                          REDMOND, WASHINGTON 98052

PROXY                        MICROSOFT CORPORATION

        FOR ANNUAL MEETING OF THE SHAREHOLDERS OF MICROSOFT CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints WILLIAM H. GATES and WILLIAM H. NEUKOM, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Hyatt Regency Bellevue, 900 Bellevue Way N.E., Bellevue, Washington on October 28, 1994 at 8:00 a.m. and at any adjournments thereof.

1. / / FOR Election of directors: William H. Gates, Paul G. Allen, Richard A. Hackborn,
         David F. Marquardt, Robert D. O'Brien, William G. Reed, Jr., and Jon A. Shirley.


   Except vote withheld for the following nominee(s) listed below:


- - --------------------------------------------------------------------------------


   / /  WITHHOLD AUTHORITY for all nominees.


2.  FOR / /    AGAINST / /    ABSTAIN / /    Proposal to amend the Company's
    Restated Articles of Incorporation to authorize the issuance of up to 100,000,000 shares of preferred stock.

3.  FOR / /    AGAINST / /    ABSTAIN / /    Proposal to ratify the selection of
    Deloitte & Touche as the independent public auditors of the Company for the current fiscal year.

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly signed will be voted and will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.
Dated:                 , 1994.

                                                      --------------------------
                                                      Signature

                                                      --------------------------
                                                      Signature if held jointly

                                                      When shares are held by
                                                      joint tenants, both should
                                                      sign. When signing as
                                                      attorney, executor,
                                                      administrator, trustee, or
                                                      guardian, please give full
                                                      title as such. If a
                                                      corporation, please sign
                                                      in full corporate name by
                                                      President or other
                                                      authorized officer. If a
                                                      partnership, please sign
                                                      in partnership name by an
                                                      authorized person.

                 IMPORTANT -- PLEASE SIGN AND RETURN PROMPTLY.